EXHIBIT 8.1

SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction of Incorporation
Anniston Pte. Ltd	Singapore
Commonwealth Carriers S.A.	British Virgin Islands
Island S Management Corp	British Virgin Islands
Broeder Limited	British Virgin Islands
Cosan S.A. Indústria e Comércio	Brazil
Administração de Participações Aguassanta Ltda.	Brazil
Nova Agrícola Ponte Alta S.A.	Brazil
Vertical UK LLP	British Virgin Islands
Águas da Ponte Alta S.A.	Brazil
Vale da Ponte Alta S.A.	Brazil
Barrapar Participações S.A.	Brazil
Aliança Indústria e Comércio de Açúcar e Álcool S.A.	Brazil
Bioinvestments Negócios e Participações S.A.	Brazil
Proud Participações S.A.	Brazil
Cosan Overseas Limited	Cayman Islands
Pasadena Empreendimentos e Participações S.A.	Brazil
Cosan Cayman II Limited	Cayman Islands
Cosan Trading S.A.	Brazil
Novo Rumo Logística S.A.	Brazil
Cosan Biomassa S.A.	Brazil
Usina Santa Luiza S.A.	Brazil
Raízen S.A.	Brazil
Raízen Energia Participações S.A.	Brazil
Raízen Combustíveis S.A.	Brazil
Rumo Logística Operadora Multimodal S.A. (former Cosan Operadora Portuária S.A.)	Brazil
Logispot Armazéns Gerais S.A.	Brazil
Cosan Lubrificantes e Especialidades S.A.	Brazil

Cosan Cayman Finance Limited	Cayman Islands
CCL Cayman Finance Limited	Cayman Islands
Stallion Sociedade Anonima	Paraguay
Novvi S.A.	Brazil
Radar Propriedades Agrícolas S.A.	Brazil
Tellus Participações S.A.	Brazil
Companhia de Gás de São Paulo - COMGÁS	Brazil
Cosan Lubes Investment Limited	Brazil
Comma Oil Chemicals
Raízen Energia S.A.
Cosan U.S.
Radar II Propriedades Agrícolas S.A.
Cosan Global Limited
Aldwych Temple Business Venture Company Ltd.
Terras da Ponte Alta S.A.
Nova Santa Bárbara Agrícola S.A.
Nova Amaralina S.A. Propriedades Agrícolas
Cosan Infraestrutura S.A.
England Brazil United States Brazil Cayman Islands British Virgin Islands Brazil Brazil Brazil Brazil